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                                                                    EXHIBIT 4.21

                                   EXHIBIT C
                                       To
                          INVENTORY PURCHASE AGREEMENT

                           NON-COMPETITION AGREEMENT


THIS NON-COMPETITION AGREEMENT (the "Agreement"), dated as of January 26, 2007_ is made by and among INTERACTIVE VENDING CORP., a corporation organized under the laws of the State of Nevada ("Buyer") and uWINK, INC. a corporation organized under the laws of the State of Utah, ("Seller") and Nolan Bushnell ("Shareholder"). For purposes of this Agreement, Seller, its affiliates and the Shareholder are collectively referred to together as "Sellers". Sellers and Buyer are referred to as the "Parties".

                                    RECITALS

A. Pursuant to a License Agreement of even date herewith, Seller has licensed to Buyer the exclusive worldwide rights to certain of Seller's Intellectual Property (as defined in such License Agreement), which Buyer intends as of this date to use in its own business of manufacturing and distributing interactive vending machines;

B. Shareholder is an officer and shareholder of Seller.

C. The agreement of Sellers not to engage in a Competing Business in accordance with the terms of this Agreement is valuable and necessary and a condition precedent to the consummation of the transactions contemplated by the License Agreement and the accompanying Inventory Purchase Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and the consideration paid by Buyer to Seller under the License Agreement and the Inventory Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged by Sellers, and intending to be legally bound, the Parties hereto hereby agree as follows:

1. DEFINITIONS. In this Agreement, the following terms have the following meanings unless inconsistent with the context. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the License Agreement,.

"License Agreement" means the License Agreement of even date herewith by and among Buyer and Seller

"Competing Business" means the designing, manufacturing, distributing, selling, importing, and/or marketing of interactive vending or interactive vending software, other than in the restaurant industry if such interactive vending and its software are integrated into and comprise a necessary and integral part of the business operations of the restaurant establishment.

An example of a Competing Business hereunder would be an interactive vending machine(s) placed in a fast food franchise like McDonalds.

Intellectual Property" means the Marks, Invention, Patents and Copyrights, as those terms are defined in the License Agreement.

"IPA" means the Inventory Purchase Agreement of even date herewith by and among Buyer and Seller.

"Restricted Period" means the three (3) year period commencing on the Closing Date in the case of Shareholder and means for as long as Buyer is obligated to make royalty payments under the License Agreement, in the case of the remaining Seller uWink, Inc.

2. NON-COMPETITION BY SELLERS

         2.1. Sellers each acknowledge that: (i) the agreements and covenants contained in this Agreement are essential to protect the rights that are being acquired by Buyer pursuant to the IPA and License Agreement; (ii) Buyer would not consummate the transactions contemplated by the IPA and the License Agreement but for such agreements and covenants; and (iii) Sellers have received substantial consideration from the Buyer in connection with the IPA and the License Agreement.

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         2.2 Accordingly, each of Seller and Shareholder, jointly and severally:
(i) covenants, agrees and stipulates that, because of the unique nature of the technology, the market and the competitive environment in which the Sellers' Intellectual Property has been exploited and in which Buyer will exploit the Intellectual Property, any competitive activities by the Sellers from and after the date of this Agreement in any geographic location throughout the world would have an adverse effect upon Buyer's use of the Intellectual Property; and (ii) covenants and agrees that, for the Restricted Period, Sellers shall not, directly or indirectly, whether or not for and whether or not as an shareholder, agent, consultant, investor, lender, adviser or employee, at any location worldwide, in any form or manner (a) engage, for any of Seller's own accounts or for the account of any affiliate of any of Sellers, in any Competing Business;
(b) except with the prior written consent of Buyer, render any services to, any Person engaged in a Competing Business, or (c) become interested in any such Competing Business in any capacity including, without limitation, as a partner, shareholder, officer, director, principal, agent, or consultant.

         2.3 Seller's and Shareholder's covenant hereunder shall be interpreted as a series of separate covenants for each state of the United States, Mexico, Canada, and for each nation of each continent outside of North America.

         2.4 This agreement shall terminate immediately upon termination of the License Agreement.

3. ENFORCEMENT

         3.1. Injunctive Relief. Sellers each acknowledge and agree that any breach of any of the provisions of this Agreement by Sellers or any of its affiliates will cause irreparable injury to Buyer, the exact amount of which may be difficult or impossible to ascertain, and that money damages would not provide an adequate remedy to Buyer and, in recognition of this fact, agree that in the event of such breach or threatened breach, and in addition to any remedies at law it may have, Buyer, without posting any bond, shall be entitled to apply in any court of competent jurisdiction for equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available.

         2.2 Remedies Cumulative. All of the remedies expressly provided for in this Agreement are cumulative of any and all other remedies that Buyer might have at law or in equity. In addition to the remedies provided for in this Agreement, Buyer and any of its affiliates shall be entitled to avail themselves of all such other remedies as might now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants and agreements of Sellers contained herein. Resort to any remedy provided for in this Agreement or by law shall not prevent the concurrent or subsequent use of any other appropriate remedy or remedies and shall not preclude recovery by Buyer or any of its affiliates of monetary damages.

         2.3. Necessity of Restrictions. The Parties acknowledge and agree that the covenants and agreements contained in this Agreement have been negotiated in good faith by the Parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the Parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each Party further acknowledges that Buyer would not have entered into the License Agreement and IPA on the date hereof in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect Buyer's business including, but not limited to, the Intellectual Property licensed by the Buyer as part of the License Agreement.

         2.4. Severability of Provisions. Sellers each expressly understand and agree that although the parties hereto consider the covenants and agreements contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that either the time restriction or the territory restriction contained in this Agreement is an unenforceable provision or restriction against Sellers, the provisions and restrictions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any provision or restriction contained in this Agreement is unenforceable, and such provision or restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the remaining provisions and restrictions contained in this Agreement, which remaining provisions and restrictions shall be severable from the unenforceable provision or restriction and shall remain in full force and effect.

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3. GENERAL

         3.1 Modification. This contract may not be modified, altered or amended in any manner unless such modification, alteration or amendment shall be reduced in writing and executed by all parties to this Agreement.

         3.2 Entire Agreement. This Agreement represents the entire agreement of the parties hereto and no representations or warranties, express or implied, have been made by any party, except as contained herein.

         3.3 Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         3.4 Counterparts. This Agreement maybe executed simultaneously in one
(1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3.5 Incorporation by Reference. All schedules and exhibits referred to in this Agreement are by this reference incorporated herein as an integral part hereof.

         3.6 Attorney Fees. In the event that any litigation or other proceeding is commenced between the Parties, their successors, or assigns concerning the enforcement or interpretation of any provision of this Agreement or the rights and duties of any Party in relation thereto, the Party or Parties prevailing in such litigation, arbitration, or other proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorney fees which sum shall be determined by the court in such litigation or by separate legal action brought for that purpose.

         3.7 Headings. The headings of this Agreement are for convenience purposes only, and shall have no effect on its construction or interpretation.

         a. 3.8 Waiver; Remedies Cumulative TC. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. 3.9 Notices. All notices and other communications to be made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the Party to whom service is given, or on the third day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed as follows:

     Buyer:              Interactive Vending Corporation
                         3263 East Warm Springs Rd.
                         Las Vegas, NV 89120
                         Attention:  Stuart Scheinman

     With copies to:     James W. Sullivan, Esq.
                         LOMBARDO & GILLES
                         318 Cayuga Street
                         Salinas, CA 93901

     Sellers:            UWINK, Inc.
                         16106 Hart Street
                         Van Nuys, CA 91406
                         Attention:  Peter Wilkniss

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         3.10 Jurisdiction and Venue. The Parties acknowledge and understand that the making and performing of this Agreement is in Los Angeles CA. Any suit, arbitrations, mediation or other remedial process shall be filed and maintained in Los Angeles, CA.

         3.11 Interpretation. This Agreement shall be interpreted according to the laws of the State of California. The Parties agree that each has participated in the drafting of this Agreement and that any ambiguities shall not be interpreted against either Party as the drafter hereof.

         3.12 Counterparts. This Agreement maybe executed simultaneously in one
(1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3.13 Representation. The firm of Lombardo & Gilles has represented Buyer in the negotiations leading to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

SELLER                                          BUYER

uWINK,  Inc., An Utah Corporation               INTERACTIVE VENDING CORPORATION,
                                                A Nevada Corporation


By:  ___________________________                By: ____________________________
Name:                                               Name: Stuart Scheinman
Title.                                              Title: President

SHAREHOLDER


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NOLAN BUSHNELL